Exhibit 10.3

AGREEMENT FOR MANAGEMENT SERVICES

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) dated as of December 15, 2009, between VIKING DRLILLING, LLC, a Nevada limited liability company (“Viking”), whose address is 4801 Gaillardia Parkway, Suite 225, Oklahoma City, Oklahoma 73142, and VIKING INTERNATIONAL LIMITED, a Bermuda company (“VIL”), whose registered address is Canon’s Court, 22 Victoria Street, Hamilton HM 12 Bermuda.

RECITALS

WHEREAS, Viking is the owner of Rig 10 and Rig 11 (each a “Rig” and collectively, the “Rigs”), each of which is more fully described on Exhibit “A” attached hereto and made a part hereof;

WHEREAS, Viking is importing the Rigs to Turkey; and

WHEREAS, VIL is licensed to do business in Turkey and has certain resources and experience which enable it to provide services to Viking for its business activities in Turkey;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Services to be Provided. During the term of this Agreement, VIL agrees to provide to Viking from time to time, the management, marketing, storage and personnel services (the “Services”) necessary to enable the Rigs to be used or leased for use in Turkey and as reasonably requested by Viking.

2. Standard of Care. VIL’s standard of care with respect to the provision of Services pursuant to this Agreement shall be limited to providing services of the same general quality as VIL provides for its own internal operations, and Viking’s sole and exclusive remedy for the failure by VIL to meet such standard of care in providing Services hereunder shall be to terminate such services as provided in this Agreement. VIL makes no representations or warranties of any kind, whether express or implied (i) as to the quality or timeliness or fitness for a particular purpose of services it provides hereunder, or (ii) with respect to any supplies or other material purchased on behalf of Viking pursuant to this Agreement, the merchantability or fitness for any purpose of any such supplies or other materials. UNDER NO CIRCUMSTANCES SHALL VIL HAVE ANY LIABILITY HEREUNDER FOR DAMAGES IN EXCESS OF AMOUNTS PAID BY VIKING UNDER THIS AGREEMENT OR FOR CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS.

3. Payment. In consideration of the provision of Services under this Agreement, VIL shall be entitled to payment from Viking for all actual costs and expenses associated with the provision of Services. VIL shall invoice Viking for Services provided on a monthly basis.

Viking shall pay all invoices within forty-five (45) days of receipt unless Viking has disputed an invoice in writing. In the event of a dispute, the parties shall work in good faith to resolve such dispute.

4. Funds Received. If VIL receives any funds or revenues from any third party vendor or otherwise which are attributable to the use of Rigs, VIL agrees to account for and turn over such funds or revenues to Viking immediately upon receipt.

5. Interest in Net Profits. As additional consideration for the provision of Services under this Agreement, VIL shall be entitled to a distribution equal to five percent (5%) of the Net Profits of each Rig (“Net Profits Distribution”). “Net Profits” shall be defined to mean the gross revenue of each Rig less any and all expenses attributable to such Rig including, but not limited to, the payment for Services and insurance under this Agreement and depreciation. Such Net Profits Distribution shall be calculated quarterly based on the to date net profit of each Rig and shall be payable within forty-five (45) days after the end of the quarter.

6. Term. This Agreement shall be for an initial term of twelve (12) months and shall automatically renew for additional twelve (12) month periods unless written notice of termination is received by either party at least sixty (60) days prior to the end of the term in effect. Additionally, either party may terminate this Agreement at any time, either before or after the initial term and either with or without cause, upon sixty (60) days’ written notice to the other party. Upon termination, VIL shall be paid for Services rendered pursuant to this Agreement through the effective date of the termination and shall be entitled to receive the Net Profits Distribution through the last month of the term. Thereafter, the parties shall have no further liability to each other as to unperformed services not yet due hereunder (except for those obligations expressly surviving such termination).

7. Insurance. VIL shall secure and maintain insurance of the types and in the amounts necessary to protect itself and the interests of Viking against hazards or risks of loss with regard to the Rigs. VIL shall invoice Viking for the actual cost of such insurance, and Viking shall pay such invoices within forty-five (45) days of receipt of such invoice.

8. Representations and Warranties. Viking represents and warrants that the Rigs are in new condition and have never been operated except for certain components which have been refurbished to like-new condition. The Rigs are in good operating condition and repair, and are suitable for immediate use for their intended purpose.

9. Indemnification. VIL shall fully defend, indemnify and hold Viking, its members, partners, officers, directors, employees and agents, harmless from and against any and all losses, claims, demands, damages, suits, expenses, causes of action, and any sanctions of every kind and character (including reasonable attorneys’ fees, court costs, and costs of investigation) which may be made or asserted by VIL, VIL’s assigns, VIL’s employees, agents, contractors, and subcontractors and employees thereof, or by any third parties (including governmental agencies) for personal injury, death, property damage, property confiscation, breach of contract, taxes, duties, tariffs, pollution, environmental damage, and regulatory compliance, any fines or penalties asserted on account of such damage, and causes of action alleging liability caused by, arising out of or in any way incidental to the use or operation of the Rigs by VIL from and after the date of this Agreement. This indemnity shall not apply to losses sustained or liabilities arising out of (a) Viking’s gross negligence or willful misconduct, or (b) defects in the design or construction of the Rigs.

10. No Waiver or Amendment. No waiver of any of the terms, provisions or conditions hereof, or any modification of such terms, provisions or conditions, shall be effective unless in writing and signed by a duly authorized officer of each party.

11. Assignment. This Agreement and the duties, rights and obligations of the parties hereunder shall not be assignable by either party without the prior written consent of the other party.

12. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma without regard to its principles regarding conflicts of laws. Venue for any action tried hereunder will be in Oklahoma County, Oklahoma, whether in federal or state court.

13. Independent Contractor. VIL shall perform the Services hereunder solely in the capacity of an independent contractor. VIL and Viking agree that nothing herein shall in any manner constitute either party as the agent or representative of the other party for any purpose whatsoever. Without limiting the foregoing, neither party shall have the right or authority to enter into any contract, warranty, guarantee or other undertaking or obligation in the name of or for the account of the other party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other party, or to bind the other party in any manner whatsoever, or to hold itself out as having any right, power or authority to do any of the foregoing, except, in each case, as to actions taken by a party at the express written request and direction of the other party. Nothing in this Agreement, express or implied, shall create a partnership relationship between the parties (including any of their respective successors and assigns).

14. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto shall assign its rights under this Agreement to any other person without the express written consent of the other party hereto.

15. Entire Agreement. This Agreement represents the entire agreement between the parties, and supercedes and nullifies all prior representations, negotiations, proposals and statements.

16. Notices. Any notice, request, demand, statement, routine communications, or invoices will be in writing and delivered to the parties at the addresses or facsimile numbers identified below. Notice will be deemed given when physically delivered to the other party in person, when transmitted to the other party by confirmed facsimile transmission, or when deposited in the U.S. Mail or with a delivery service, postage pre-paid. Either party may change its address or facsimile number by providing notice of same in accordance with this provision.

VIKING DRILLING, LLC	VIKING INTERNATIONAL LIMITED

4801 Gaillardia Parkway, Suite 225 Oklahoma City, Oklahoma 73142 Telephone: (405) 286-6324 Facsimile: (405) 286-1393	5910 N. Central Expressway, Suite 1755 Dallas, Texas 75206 Telephone: (214) 220-4323 Facsimile: (214) 265-4711

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed in its corporate name by its corporate officers, as of the day and year first above written.

VIKING DRILLING, LLC

By:	/s/ Mike W. Burnett

Name:	Mike Burnett
Title:	Manager

VIKING INTERNATIONAL LIMITED

By:	/s/ Scott C. Larsen

Name:	Scott C. Larsen
Title:	President

EXHIBIT “A”

(Description of Rigs)